Exhibit 4.1

PLEDGE AND SECURITY AGREEMENT

1.           Identification.

This Pledge and Security Agreement (the "Agreement"), dated as of April 9, 2009, is entered into by and between Advance Nanotech, Inc., a Delaware corporation (“Company” or “Debtor”), and Axiom Capital Management, Inc., as collateral agent acting in the manner and to the extent described in the Collateral Agent Agreement defined below (the "Collateral Agent"), for the benefit of the parties identified on Schedule A hereto (collectively, the "Lenders").

2.           Recitals.

2.1           The Lenders have made, are making and will be making loans to Company (the "Loans").  It is beneficial to Debtor that the Loans were made and are being made.

                2.2           The Loans are and will be evidenced by a certain Senior Secured Note (the “Note”) issued by Company on or about the date of and after the date of this Agreement pursuant to one or more subscription agreements (each, a “Subscription Agreement”) to which Company and Lenders are parties.  The Note is further identified on Schedule A hereto and was or will be executed by Company as “Borrower” or “Debtor” for the benefit of each Lender as the “Holder” or “Lender” thereof.

2.3           In consideration of the Loans made and to be made by Lenders to Company and for other good and valuable consideration, and as security for the performance by Company of its obligations under the Note and as security for the repayment of the Loans and all other sums due from Debtor to Lenders arising under this Agreement, the Note, the Subscription Agreement and other agreements referred to therein (collectively, the “Transaction Documents”), and any other agreement between or among them (collectively, the "Obligations"), Debtor, for good and valuable consideration, receipt of which is acknowledged, has agreed to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral (as such term is hereinafter defined), on the terms and conditions hereinafter set forth.  Obligations include all future advances by Lenders to Debtor made pursuant to the Subscription Agreement.

2.4           The Lenders have appointed the Collateral Agent pursuant to that certain Collateral Agent Agreement dated at or about the date of this Agreement (“Collateral Agent Agreement”), among the Lenders and Collateral Agent.

2.5           The following defined terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined:  Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory and Proceeds.

3.           Grant of General Security Interest in Collateral.

3.1 As security for the Obligations of Debtor, the Debtor hereby grants the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral, which security interest shall be a first priority security interest except as set forth in Schedule 3.1 hereto.

3.2 “Collateral” shall mean all of the following property of Debtor:

All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of the following:

(i)           Intellectual Property:  All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of all: registered and unregistered patents (including but not limited to the patents, patents pending and applications set forth on Schedule B hereto), trademarks, service marks, intellectual property certificates, copyrights, domain names, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists and licenses with respect to any of the foregoing, whether as licensor or licensee (all of the foregoing being sometimes hereinafter referred to as “Intellectual Property”);

                      (ii)           Books and Records:  All present and future books and records relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Debtor, any computer service bureau or other third party; and

                      (iii)           Products and Proceeds:  All Proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

(iv)           Pledged Securities:  As additional security for the Obligations, the Debtor hereby assigns and pledges to Lenders all of the Debtor’s equity interests now owned or hereafter acquired (collectively, the “Pledged Securities”) in each of Debtor’s subsidiaries set forth on Schedule 3.2 (each a “Subsidiary” and collectively the “Subsidiaries”) together with all of Debtor’s rights and privileges, and all income, dividends and profits, with respect thereto, and all proceeds of the foregoing.  If any Pledged Security is certificated, the Debtor shall promptly deliver to the Collateral Agent’s account at Merrill Lynch (account number: 877-07279) such certificates together with stock powers endorsed in blank.

3.3           The Collateral Agent is hereby specifically authorized, after the Maturity Date (defined in the Note) is accelerated if the Note is not repaid when such repayment is due (after all applicable cure periods), or after the occurrence of an Event of Default (as defined herein) and the expiration of any applicable cure period, to transfer any Collateral into the name of the Collateral Agent and to take any and all action deemed advisable to the Collateral Agent to remove any transfer restrictions affecting the Collateral.

4.           Perfection of Security Interest.

4.1           Debtor shall prepare, execute and deliver to the Collateral Agent UCC-1 Financing Statements (the “Financing Statements”).  The Collateral Agent is instructed to prepare and file at each Debtor’s cost and expense, financing statements in such jurisdictions deemed advisable to the Collateral Agent, including but not limited to the State of Delaware and the U.S. Patent and Trademark Office.  The Financing Statements are deemed to have been filed for the benefit of the Collateral Agent and Lenders identified on Schedule A hereto.

4.2             All other certificates and instruments constituting Collateral from time to time required to be pledged to Collateral Agent pursuant to the terms hereof (the "Additional Collateral") shall be delivered to Collateral Agent promptly upon receipt thereof by or on behalf of the Debtor.  All such certificates and instruments shall be held by or on behalf of Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance satisfactory to Collateral Agent.  If any Collateral consists of uncertificated securities, unless the immediately following sentence is applicable thereto, Debtor shall cause Collateral Agent (or its custodian, nominee or other designee) to become the registered holder thereof, or cause each issuer of such securities to agree that it will comply with instructions originated by Collateral Agent with respect to such securities without further consent by Debtor. If any Collateral consists of security entitlements, Debtor shall transfer such security entitlements to Collateral Agent (or its custodian, nominee or other designee) or cause the applicable securities intermediary to agree that it will comply with entitlement orders by Collateral Agent without further consent by Debtor.

4.3           Within five (5) days after the receipt by Debtor of any Additional Collateral, a Pledge Amendment, duly executed by such Debtor, in substantially the form of Annex I hereto (a "Pledge Amendment"), shall be delivered to Collateral Agent in respect of the Additional Collateral to be pledged pursuant to this Agreement. Debtor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all certificates or instruments listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder constitute Collateral.

4.4           If Debtor shall receive, by virtue of Debtor being or having been an owner of any Collateral, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by Debtor pursuant to Section 5.2 hereof) or in securities or other property or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, Debtor shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of Collateral Agent, shall segregate it from Debtor's other property and shall deliver it forthwith to Collateral Agent, in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Collateral Agent as Collateral and as further collateral security for the Obligations.

5.           Distribution.

           5.1           So long as an Event of Default does not exist, Debtor shall be entitled to exercise all voting power pertaining to any of the Collateral and exercise all of Debtor’s rights and privileges with regard to all proceeds of any of the Collateral and all income, dividends and profits, with respect thereto, as well as Debtor’s rights and privileges with regard to Collateral pursuant to Section 6.2 of this Agreement

5.2.           At any time an Event of Default exists or has occurred and is continuing, all rights of Debtor, upon notice given by Collateral Agent, to exercise the voting power and receive payments, which it would otherwise be entitled to pursuant to Section 5.1, shall cease and all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting power and receive such payments.

5.3           All dividends, distributions, interest and other payments which are received by Debtor contrary to the provisions of Section 5.2 shall be received in trust for the benefit of Collateral Agent as security and Collateral for payment of the Obligations and shall be segregated from other funds of Debtor, and shall be forthwith paid over to Collateral Agent as Collateral in the exact form received with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Collateral Agent as Collateral and as further collateral security for the Obligations.

6.           Further Action By Debtor; Covenants and Warranties.

6.1           Collateral Agent at all times shall have a perfected security interest in the Collateral.  Each Debtor represents that it has and will continue to have full title to the Collateral free from any liens, leases, encumbrances, judgments or other claims.  The Collateral Agent's security interest in the Collateral constitutes and will continue to constitute a first, prior and indefeasible security interest in favor of Collateral Agent, subject only to any security interest described on Schedule 6.1.  Debtor will do all acts and things, and will execute and file all instruments (including, but not limited to, security agreements, financing statements, continuation statements, etc.) reasonably requested by Collateral Agent to establish, maintain and continue the perfected security interest of Collateral Agent in the perfected Collateral, and will promptly on demand, pay all costs and expenses of filing and recording, including the costs of any searches reasonably deemed necessary by Collateral Agent from time to time to establish and determine the validity and the continuing priority of the security interest of Collateral Agent, and also pay all other claims and charges that, in the opinion of Collateral Agent, exercised in good faith, are reasonably likely to materially prejudice, imperil or otherwise affect the Collateral or Collateral Agent’s or Lenders’ security interests therein.

6.2           Except (a) as provided in the second succeeding sentence and (b) in connection with sales of Collateral, in the ordinary course of business, for fair value and in cash, and except for Collateral which is substituted by assets of identical or greater value (with the consent of the Collateral Agent) or which is inconsequential in value, Debtor will not sell, transfer, assign or pledge items of Collateral (or allow any such items to be sold, transferred, assigned or pledged), without the prior written consent of Collateral Agent. Although Proceeds of Collateral are covered by this Agreement, this shall not be construed to mean that Collateral Agent expressly consents to any sale of the Collateral, except as provided herein or as exempted from the requirement that such consent be obtained. Notwithstanding the foregoing, transfers or other dispositions of Collateral as follows shall be free of the security interest of Lenders and Collateral Agent and Lenders and Collateral Agent shall promptly execute such documents (including without limitation releases and termination statements) as may be required by Debtor to evidence or effectuate the same:  (i) any sale, transfer or other disposition of Collateral in the ordinary course of business; provided, that any Proceeds of such sale, transfer, or other disposition shall remain subject to the security interests herein described; (ii) dispositions of Collateral or interests therein directly or indirectly through licensing out or entry into co-development, marketing or other commercialization arrangements with regard to Collateral; or (iii) a transfer of the Collateral to a United States formed and located subsidiary on prior notice to Collateral Agent; provided, that the Collateral remains subject to the security interests herein described. In this connection, the Collateral Agent and the Lenders acknowledge and agree that it is in the ordinary course of the Debtor’s business to develop and commercialize the Collateral and products and services utilizing the same through licensing out, co-development, marketing or other commercialization arrangements with regard to the Collateral.

6.3           Debtor will, at all reasonable times during regular business hours and upon reasonable notice, allow Collateral Agent or its representatives reasonable access to the Collateral and Debtor's records which relate to the Collateral, for such inspection and examination as Collateral Agent reasonably deems necessary.

6.4           Debtor, at its sole cost and expense, will protect and defend this Agreement, all of the rights of Collateral Agent and Lenders hereunder, and the Collateral against the claims and demands of all other persons.

6.5           Debtor will promptly notify Collateral Agent of any levy, distraint or other seizure by legal process or otherwise of any part of the Collateral, and of any threatened or filed claims or proceedings that are reasonably likely to affect or impair any of the rights of Collateral Agent under this Agreement in any material respect.

6.6           Debtor, at its own expense, will obtain and maintain in force insurance policies covering losses or damage to those items of Collateral, if any, which constitute physical personal property, which insurance shall be of the types customarily insured against by companies in the same or similar business, similarly situated, in such amounts (with such deductible amounts) as is customary for such companies under the same or similar circumstances, similarly situated.  Debtor shall make the Collateral Agent a loss payee thereon to the extent of its interest in the Collateral. Collateral Agent is hereby irrevocably (until the Obligations are paid in full) appointed Debtor’s attorney-in-fact to endorse any check or draft that may be payable to such Debtor so that Collateral Agent may collect the proceeds payable for any loss under such insurance.  The proceeds of such insurance, less any costs and expenses incurred or paid by Collateral Agent in the collection thereof, shall be applied either toward the cost of the repair or replacement of the items damaged or destroyed, or on account of any sums secured hereby, whether or not then due or payable.

6.7           Collateral Agent may, at its option, and without any obligation to do so, pay, perform and discharge any and all amounts, costs, expenses and liabilities herein agreed to be paid or performed by Debtor upon Debtor’s failure to do so.  All amounts expended by Collateral Agent in so doing shall become part of the Obligations secured hereby, and shall be immediately due and payable by Debtor to Collateral Agent upon demand and shall bear interest at the lesser of 15% per annum or the highest legal amount from the dates of such expenditures until paid.

6.8           Upon the request of Collateral Agent, Debtor will furnish to Collateral Agent within five (5) business days thereafter, or to any proposed assignee of this Agreement, a written statement in form reasonably satisfactory to Collateral Agent, duly acknowledged, certifying the amount of the principal and interest and any other sum then owing under the Obligations, whether to its knowledge any claims, offsets or defenses exist against the Obligations or against this Agreement, or any of the terms and provisions of any other agreement of Debtor securing the Obligations.  In connection with any assignment by Collateral Agent of this Agreement, Debtor hereby agrees to cause the insurance policies required hereby to be carried by such Debtor, if any, to be endorsed in form satisfactory to Collateral Agent or to such assignee, with loss payable clauses in favor of such assignee, and to cause such endorsements to be delivered to Collateral Agent within ten (10) calendar days after request therefor by Collateral Agent.

6.9           Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other reasonable assurances or instruments and take further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require to perfect its security interest hereunder.

6.10           Debtor represents and warrants that Debtor is the true and lawful exclusive owner of the Collateral, free and clear of any liens and encumbrances.

6.11           Debtor (a) will cause each of the Subsidiaries to promptly pay any and all taxes, assessments and governmental charges upon the Intellectual Property owned or licensed by its Subsidiaries (the “Subsidiary IP”) prior to the date penalties are attached thereto, except to the extent that such taxes, assessments and charges are being contested in good faith by Debtor or a Subsidiary; (b) will immediately notify the Collateral Agent of any event causing a substantial loss or diminution in the value of all or any material part of the Subsidiary IP and the amount or an estimate of the amount of such loss or diminution; (c) will not permit any of Subsidiaries to sell or offer to sell or otherwise assign, transfer or dispose of, such Subsidiary IP or any interest therein, without the prior written consent of the Collateral Agent, except in the ordinary course of business; (d) will cause each of the Subsidiaries to keep the Subsidiary IP free from any adverse lien, security interest or encumbrance; and (e) will not permit any Subsidiary to use the Subsidiary IP in material violation of any statute or ordinance the violation of which would have a Material Adverse Effect.  For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company and its Subsidiaries taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

7.           Power of Attorney.

At any time an Event of Default has occurred and is continuing, Debtor hereby irrevocably constitutes and appoints the Collateral Agent as the true and lawful attorney of such Debtor, with full power of substitution, in the place and stead of such Debtor and in the name of such Debtor or otherwise, at any time or times, in the discretion of the Collateral Agent, to take any action and to execute any instrument or document which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement.  This power of attorney is coupled with an interest and is irrevocable until the Obligations are satisfied.

8.           Performance By The Collateral Agent.

If Debtor fails to perform any material covenant, agreement, duty or obligation of such Debtor under this Agreement, the Collateral Agent may, after any applicable cure period, at any time or times in its discretion, take action to effect performance of such obligation.  All reasonable expenses of the Collateral Agent incurred in connection with the foregoing authorization shall be payable by Debtor as provided in Paragraph 12.1 hereof.  No discretionary right, remedy or power granted to the Collateral Agent under any part of this Agreement shall be deemed to impose any obligation whatsoever on the Collateral Agent with respect thereto, such rights, remedies and powers being solely for the protection of the Collateral Agent.

9.           Event of Default.

An event of default ("Event of Default") shall be deemed to have occurred hereunder upon the occurrence of any event of default as defined and described in this Agreement, in the Note, the Subscription Agreement, and any other agreement to which Debtor and a Lender are parties relating to the offering of the Note.   Upon and after any Event of Default, after the applicable cure period, if any, any or all of the Obligations shall become immediately due and payable at the option of the Collateral Agent, for the benefit of the Lenders, and the Collateral Agent may dispose of Collateral as provided below.  A default by Debtor of any of its material obligations pursuant to this Agreement and any of the Transaction Documents (as defined in the Subscription Agreement) shall be an Event of Default hereunder and an “Event of Default” as defined in the Note and the Subscription Agreement.

10.           Disposition of Collateral.

Upon and after any Event of Default which is then continuing,

10.1           The Collateral Agent may exercise its rights with respect to each and every component of the Collateral, without regard to the existence of any other security or source of payment for the Obligations.  In addition to other rights and remedies provided for herein or otherwise available to it, the Collateral Agent shall have all of the rights and remedies of a lender on default under the Uniform Commercial Code then in effect in the State of New York.

10.2           If any notice to the Debtor of the sale or other disposition of Collateral is required by then applicable law, seven business (7) days prior written notice (which Debtor agrees is reasonable notice within the meaning of Section 9.612(a) of the Uniform Commercial Code) shall be given to the Debtor of the time and place of any sale of Collateral which Debtor hereby agrees may be by private sale.  The rights granted in this Section are in addition to any and all rights available to Collateral Agent under the Uniform Commercial Code.

10.3           The Collateral Agent is authorized, at any such sale, if the Collateral Agent reasonably deems it advisable to do so in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree, among other things, that they are purchasing the Collateral for their own account for investment, and not with a view to the distribution or resale thereof, or otherwise to restrict such sale in such other manner as the Collateral Agent deems advisable to ensure such compliance.  Sales made subject to such restrictions shall be deemed to have been made in a commercially reasonable manner.

10.4           All proceeds received by the Collateral Agent for the benefit of the Lenders in respect of any sale, collection or other enforcement or disposition of Collateral, shall be applied (after deduction of any amounts payable to the Collateral Agent pursuant to Paragraph 12.1 hereof) against the Obligations pro rata among the Lenders in proportion to their interests in the Obligations.   Upon payment in full of all Obligations, the Debtor shall be entitled to the return of all Collateral, including cash, which has not been used or applied toward the payment of Obligations or used or applied to any and all costs or expenses of the Collateral Agent incurred in connection with the liquidation of the Collateral (unless another person is legally entitled thereto).  Any assignment of Collateral by the Collateral Agent to the Debtor shall be without representation or warranty of any nature whatsoever and wholly without recourse.  To the extent allowed by law, each Lender may purchase the Collateral and pay for such purchase by offsetting up to such Lender’s pro rata portion of the purchase price with sums owed to such Lender by Debtor arising under the Obligations or any other source.

11.           Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

12.           Miscellaneous.

12.1           Expenses.  Debtor shall pay to the Collateral Agent, on demand, the amount of any and all reasonable expenses, including, without limitation, reasonable attorneys' fees, reasonable legal expenses and reasonable brokers' fees, which the Collateral Agent may incur in connection with (a) sale, collection or other enforcement or disposition of Collateral; (b) exercise or enforcement of any the rights, remedies or powers of the Collateral Agent hereunder or with respect to any or all of the Obligations upon breach or threatened breach; or (c) failure by Debtor to perform and observe any agreements of Debtor contained herein which are performed by the Collateral Agent.

12.2           Waivers, Amendment and Remedies.  No course of dealing by the Collateral Agent and no failure by the Collateral Agent to exercise, or delay by the Collateral Agent in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of the Collateral Agent.  No amendment, modification or waiver of any provision of this Agreement and no consent to any departure by Debtor therefrom, shall, in any event, be effective unless contained in a writing signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The rights, remedies and powers of the Collateral Agent, not only hereunder, but also under any instruments and agreements evidencing or securing the Obligations and under applicable law are cumulative, and may be exercised by the Collateral Agent from time to time in such order as the Collateral Agent may elect.

12.3           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of any mailing as set forth in the preceding sentence, whichever shall first occur.  The addresses for such communications to any party hereto shall be the same at its address set forth below or to such other address as either party shall hereafter give to the other by notice duly made under this Section:

To Debtor:	Advance Nanotech, Inc.
400 Rella Blvd., Suite 160
Montebello, NY 10901
Attn: Thomas Finn, CFO
Fax: 845-533-4232

To Lenders:	To the addresses and telecopier numbers set forth
on Schedule A

To the Collateral Agent:	Axiom Capital Management, Inc. 780 Third Avenue, 43rd floor New York, NY 10017 Attention: Mark Martino, President

With copies to:	Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, NY 10022
Fax: (212) 371-5500
Attention: Robert Steven Brown

12.4           Term; Binding Effect.  This Agreement shall (a) remain in full force and effect until payment and satisfaction in full of all of the Obligations; (b) be binding upon Debtor, and its successors and permitted assigns; and (c) inure to the benefit of the Collateral Agent, for the benefit of the Lenders and their respective successors and assigns.

12.5           Captions.  The captions of Paragraphs, Articles and Sections in this Agreement have been included for convenience of reference only, and shall not define or limit the provisions hereof and have no legal or other significance whatsoever.

12.6           Governing Law; Venue; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York in the County of New York or in the federal courts located in the State and County of New York.  Subject to the foregoing, the parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Company and Lenders waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

12.7           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

13.           Intercreditor Terms.   As between the Lenders, any distribution under paragraph 10.4 shall be made proportionately based upon the remaining principal amount (plus accrued and unpaid interest) to each as to the total amount then owed to the Lenders as a whole.  The rights of each Lender hereunder are pari passu to the rights of the other Lenders hereunder.  Any recovery hereunder shall be shared ratably among the Lenders according to the then remaining principal amount owed to each (plus accrued and unpaid interest) as to the total amount then owed to the Lenders as a whole.

14.           Termination; Release.  When the Obligations have been indefeasibly paid and performed in full, this Agreement shall terminate, and the Collateral Agent, at the request and sole expense of Debtor, will execute and deliver to the Debtor the proper instruments (including without limitation UCC termination statements) acknowledging the termination of the Agreement and any security interest, lien or assignment created hereby, and duly assign, transfer and deliver to the Debtor, without recourse, representation or warranty of any kind whatsoever, such of the Collateral, including, without limitation, the Note, Warrants and any Additional Collateral, as may be in the possession of the Collateral Agent.

15.           Collateral Agent.

15.1           Collateral Agent Powers.  The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Lenders) in the Collateral and shall not impose any duty on it to exercise any such powers.

15.2           Reasonable Care.  The Collateral Agent is required to exercise reasonable care in the custody and preservation of any Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purposes as any owner thereof reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent, to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Pledge and Security Agreement, as of the date first written above.

"DEBTOR"	"COLLATERAL AGENT"

ADVANCE NANOTECH, INC.,	AXIOM CAPITAL MANAGEMENT, INC.,
a Delaware corporation	a Delaware corporation

By:	By:
Name: Thomas Finn	Name: Mark Martino
Title: Chief Financial Officer	Title: President

This Pledge and Security Agreement may be signed by facsimile signature and delivered by confirmed facsimile transmission.

SCHEDULE A TO SECURITY AGREEMENT

LENDER	PRINCIPAL AMOUNT OF NOTE TO BE ISSUED

SCHEDULE B TO SECURITY AGREEMENT

PATENTS, PATENTS PENDING, APPLICATIONS

1.	None

ANNEX I

TO

SECURITY AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated April __ 2009, is delivered pursuant to Section 4.3 of the Security Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement, dated April __, 2009, as it may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time and that the shares or other Collateral listed on this Pledge Amendment shall be hereby pledged and assigned to Collateral Agent and become part of the Collateral referred to in such Security Agreement and shall secure all of the Obligations referred to in such Security Agreement.

Name of Issuer	Number of Shares	Class	Certificate Number(s)
Owlstone Nanotech, Inc.	93,522	Common Stock	ZQ00000005
Owlstone Nanotech, Inc.	138,353	Common Stock	ZQ00000004
Owlstone Nanotech, Inc.	1,315,800	Common Stock	ZQ00000003
Owlstone Nanotech, Inc.	1,221,814	Common Stock	ZQ00000002
Owlstone Nanotech, Inc.	1,221,814	Common Stock	ZQ00000001

Other Additional Collateral

ADVANCE NANOTECH, INC.

By:     _________________________________________

Name:_________________________________________

Title: __________________________________________

Security Agreement:  Schedule 3.1

As security for the Obligations of Debtor, the Debtor hereby grants the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral, which security interest shall be a first priority security interest.

Security Agreement – Schedule 3.2 Pledged Securities

As of April 9, 2009, Advance Nanotech, Inc. possessed controlling interests in one company, as outlined below.  Owlstone Nanotech, Inc. is incorporated in the State of Delaware.  The pledged securities are:

Subsidiary Structure (ownership % is based on the direct level above)
•	Advance Nanotech, Inc.
o	Owlstone Nanotech Inc. (84.03% owned)[1]

1 Certificates to be delivered to Axiom Capital Management, Inc. on Closing (copies of certificates attached).

 SECURITY AGREEMENT - SCHEDULE 6.1

None